Exhibit 10.1

ConocoPhillips
925 N. Eldridge Parkway
Houston, TX 77079
www.conocophillips.com

The Human Resources and Compensation Committee approved the following actions to
facilitate an orderly transition of responsibilities

from Matt Fox, Executive

Vice President and
Chief Operating Officer upon retirement:

●

A proration for the Performance

Share Units for the 2021-2023 Performance Period of
the Performance Share Program, waiving

the usual requirement for at least one year of
employment with regard to an award

to avoid forfeiture

of the award,

all other terms
and conditions for this award remain unchanged; and

●

A proration for the 2021 Executive

Restricted Stock Unit award where the number of
units retained will be determined by multiplying the original number of units by a fraction, the numerator of which is the number of full months of employment from
February 1, 2021 and the date of retirement and the denominator of 12, all other terms and conditions for this award remain unchanged.